Flexsteel Industries, Inc. Reports Strong Fiscal second Quarter 2025 Results

Dubuque, Iowa – February 3, 2025 – Flexsteel Industries, Inc. (NASDAQ: FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers, and marketers of residential furniture products in the United States, today reported second quarter fiscal 2025 results.

Key Results for the second Quarter Ended December 31, 2024

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Net sales for the quarter of $108.5 million compared to $100.1 million in the prior year quarter, an increase of 8.4% and fifth consecutive quarter of year-over-year sales growth.
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Pre-tax gain of $5.0 million from sale of former manufacturing facility in Dublin, GA.
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GAAP operating income of $11.7 million or 10.7% of net sales compared to $4.6 million or 4.6% of net sales in the prior year quarter.
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Adjusted operating income of $6.7 million or 6.1% of net sales for the second quarter compared to $4.6 million or 4.6% of net sales in the prior year quarter.
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GAAP net income per diluted share of $1.62 for the current quarter compared to $0.57 in the prior year quarter.
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Adjusted net income per diluted share of $0.95 for the quarter compared to $0.57 in the prior year quarter.
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Generated $6.7 million of cash from operations in the quarter and paid off all outstanding borrowings on line of credit.

GAAP to non-GAAP reconciliations follow the financial statements in this press release

Management Commentary

“We are competing well and gaining share in a challenging business environment,” said Derek Schmidt, President & Chief Executive Officer of Flexsteel Industries, Inc. “We continued our strong momentum from the first quarter, delivering sales growth of 8.4 percent compared to the prior year quarter, which represents our fifth consecutive quarter of mid-single to low-double digit year-over-year growth. I’m especially encouraged because our growth was broad-based. We solidly grew in our core markets while simultaneously delivering growth in all our new and expanded market initiatives. Additionally, we continue to expand our operating margin and deliver strong positive free cash flow which has allowed us to pay off our remaining bank debt and begin accumulating cash.”

Mr. Schmidt continues, “While overall industry demand remains soft, many of our retailer partners were encouraged by improved traffic trends and sales close rates during the recent holiday season, which provides optimism that demand declines may have bottomed and the industry could be positioned to start growing again, albeit modestly, in calendar 2025. As we’ve demonstrated over the past 15 months, we can deliver attractive profitable growth and gain share even in challenging industry conditions. Given our confidence in continuing our strong execution, we are increasing the midpoint of our sales guidance range for fiscal year 2025.”

Mr. Schmidt concludes, “In addition to our improved sales outlook, we were also anticipating continued improvement in our operating margin and free cash flow for the remainder of the fiscal year, but the executive orders announced this weekend to implement 25% tariffs on Mexico and Canada introduced significant uncertainty and could materially change our business outlook given our sizable operations in Mexico. The current situation is dynamic, and the magnitude of the profit and free cash flow impact on our business is dependent on the ultimate amount and duration of tariffs as well as changes in foreign exchange rates. We are actively working on multiple plans, both short-term and mid-term, to minimize tariff risks, and remain confident in our ability to reconfigure and optimize our supply chain longer-term if required due to structural changes in global trade policies. We are providing our outlook for operating margins and free cash flow excluding the potential impact of tariffs, but as we gain better clarity on the situation, and if there is a material change in our outlook, we will update our guidance. Despite near-term uncertainty from tariffs, we remain intensely focused on maintaining our growth momentum, gaining share, and increasing our competitiveness to drive long-term, profitable growth. In summary, we are operating from a point of financial strength, will continue investing for future growth and remain agile to adapt to potential changes in the external environment while continuing to deliver exceptional value for our customers.”

Operating Results for the second Quarter Ended December 31, 2024

Net sales were $108.5 million for the second quarter compared to net sales of $100.1 million in the prior year quarter, an increase of $8.4 million, or 8.4%. The increase was driven by higher sales in home furnishings products sold through retail stores of $9.2 million, or 10.3%, led by unit volume increases and to a lesser extent, ocean freight surcharges. Sales of products sold through e-commerce channels decreased by ($0.8) million, or (7.1%), compared to the second quarter of the prior year. Lower sales in the e-commerce channel were driven by softer consumer demand.

Gross margin for the quarter ended December 31, 2024, was 21.0%, compared to 21.9% for the prior-year quarter, a decrease of 90 basis points (“bps”). The 90-bps decrease was primarily due to margin dilution from higher ocean freight costs.

Selling, general and administrative (SG&A) expenses decreased to 14.9% of net sales in the second quarter of fiscal 2025 compared with 17.3% of net sales in the prior year quarter. The 240-bps decrease was due to leverage on higher sales and structural cost savings, partially offset by investments in growth initiatives for the quarter ended December 31, 2024.

During the quarter, the Company completed the sale of its Dublin, Georgia facility which had been previously recorded as held for sale. The Company recorded a pre-tax gain of $5.0 million related to the sale.

Operating income for the quarter ended December 31, 2024, was $11.7 million compared to $4.6 million in the prior-year quarter. Adjusted operating income for the quarter ended December 31, 2024, was $6.7 million compared to $4.6 million in the prior year quarter.

Income tax expense was $2.6 million, or an effective rate of 22.4%, during the second quarter compared to tax expense of $1.0 million, or an effective rate of 25.5%, in the prior year quarter.

Net income was $9.1 million, or $1.62 per diluted share, for the quarter ended December 31, 2024, compared to net income of $3.1 million, or $0.57 per diluted share, in the prior year quarter. Adjusted net income for the quarter ended December 31, 2024, was $5.3 million or $0.95 per diluted share compared to adjusted net income of $3.1 million or $0.57 per diluted share in the prior year quarter.

Liquidity

The Company ended the quarter with a cash balance of $11.8 million and working capital (current assets less current liabilities) of $98.2 million, and availability of approximately $60.8 million under its secured line of credit.

Capital expenditures for the six months ended December 31, 2024, were $1.3 million.

Financial Outlook

For fiscal year 2025, the Company is increasing the previously disclosed range of expected sales growth from 3.5% to 6.5%, to 5.5% to 8.0%. Excluding the impact of potential tariffs, the range of operating margin is forecasted to increase from 5.8% to 6.5%, to 7.3% to 7.7%, and the expected adjusted operating margin is 6.2% to 6.6%. The impact of tariffs, as well as other potential U.S. policy changes, could materially change our business forecast. Besides tariffs, the most significant drivers of variability in the financial outlook are consumer demand, competitive pricing conditions, and ocean freight rates, all of which will be shaped by macro-economic factors.

	Third Quarter Fiscal 2025	Fiscal Year 2025
Sales	$110 - 115 million	$435 - 445 million
Sales Growth (vs. Prior Year)	3% to 7%	5.5% to 8%
GAAP Operating Margin	6.0% to 7.0%	7.3% to 7.7%
Adjusted Operating Margin	6.0% to 7.0%	6.2% to 6.6%
Free Cash Flow(1)	$4 to $7 million	$25 to 30 million
Line of Credit Borrowings	$0	$0

(1) Free cash flow is calculated as net cash provided by operations, less capital expenditure plus proceeds from sale of property, plant & equipment.

Conference Call and Webcast

The Company will host a conference call and audio webcast with analysts and investors on Tuesday, February 4, 2025, at 8:00 a.m. Central Time to discuss the results and answer questions.

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Live conference call: 833-816-1123 (domestic) or 412-317-0710 (international)
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Conference call replay available through February 11, 2025: 877-344-7529 (domestic) or 412-317-0088 (international)
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Replay access code: 8540664
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Live and archived webcast: ir.flexsteel.com

To pre-register for the earnings conference call and avoid the need to wait for a live operator, investors can visit https://dpregister.com/sreg/10196122/fe549b0332 and enter their contact information. Investors will then be issued a personalized phone number and pin to dial into the live conference call.

About Flexsteel

Flexsteel Industries, Inc., and Subsidiaries (the “Company”) is one of the largest manufacturers, importers, and marketers of residential furniture products in the United States. Product offerings include a wide variety of furniture such as sofas, loveseats, chairs, reclining rocking chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs, kitchen storage, bedroom furniture, and outdoor furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its e-commerce channel and direct sales force.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, restructurings, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, changes in foreign currency values, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, disruptions or security breaches to business information systems, the impact of any future pandemic, and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our website at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	December 31,	June 30,
	2024	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,789	$4,761
Trade receivables, net	36,310	44,238
Inventories	91,042	96,577
Other	9,910	8,098
Assets held for sale	—	1,707
Total current assets	149,051	155,381

NONCURRENT ASSETS:
Property, plant and equipment, net	36,414	36,709
Operating lease right-of-use assets	61,587	61,439
Other assets	24,495	20,933

TOTAL ASSETS	$271,547	$274,462

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$20,712	$25,830
Accrued liabilities	30,156	34,576
Total current liabilities	50,868	60,406

LONG-TERM LIABILITIES
Line of credit	—	4,822
Other liabilities	58,759	58,867
Total liabilities	109,627	124,095

SHAREHOLDERS' EQUITY	161,920	150,367

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$271,547	$274,462

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net sales	$108,483	$100,108	$212,490	$194,711
Cost of goods sold	85,678	78,158	167,318	154,351
Gross profit	22,805	21,950	45,172	40,360
Selling, general and administrative expenses	16,142	17,366	32,462	33,858
(Gain) on disposal of assets held for sale	(4,991)	—	(4,991)	—
Operating income	11,654	4,584	17,701	6,502
Interest expense	19	489	70	1,059
Interest (income)	(31)	—	(31)	—
Income before income taxes	11,666	4,095	17,662	5,443
Income tax provision	2,612	1,044	4,468	1,640
Net income and comprehensive income	$9,054	$3,051	$13,194	$3,803
Weighted average number of common shares outstanding:
Basic	5,247	5,184	5,225	5,183
Diluted	5,582	5,324	5,554	5,360
Earnings per share of common stock:
Basic	$1.73	$0.59	$2.53	$0.73
Diluted	$1.62	$0.57	$2.38	$0.71

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Six Months Ended
	December 31,
	2024	2023
OPERATING ACTIVITIES:
Net income	$13,194	$3,803
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	1,853	1,899
Deferred income taxes	1	84
Stock-based compensation expense	2,101	1,845
Change in provision for losses on accounts receivable	4	(140)
(Gain)/loss on disposition of property, plant and equipment	(4,987)	34
Changes in operating assets and liabilities	(3,075)	9,641
Net cash provided by operating activities	9,091	17,166
INVESTING ACTIVITIES:
Proceeds from sales of investments	1,155	—
Proceeds from sales of property, plant and equipment	6,704	—
Capital expenditures	(1,334)	(3,058)
Net cash provided by (used in) investing activities	6,525	(3,058)
FINANCING ACTIVITIES:
Dividends paid	(1,760)	(1,671)
Treasury stock purchases	—	(1,427)
Proceeds from line of credit	202,344	180,524
Payments on line of credit	(207,262)	(190,899)
Proceeds from issuance of common stock	141	—
Shares withheld for tax payments on vested shares and options exercised	(2,051)	(688)
Net cash (used in) financing activities	(8,588)	(14,161)
Increase (decrease) in cash and cash equivalents	7,028	(53)
Cash and cash equivalents at beginning of the period	4,761	3,365
Cash and cash equivalents at end of the period	$11,789	$3,312

NON-GAAP DISCLOSURE (UNAUDITED)

The Company is providing information regarding adjusted operating income, adjusted net income, and adjusted diluted earnings per share of common stock, which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to operating income, net income, or diluted earnings per share of common stock as a measure of operating performance. A reconciliation of adjusted operating income, adjusted net income, and adjusted diluted earnings per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provides investors useful information to analyze and compare performance across periods excluding the items which are considered by management to be extraordinary or one-time in nature. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP operating income to adjusted operating income:

The following table sets forth the reconciliation of the Company’s reported GAAP operating income to the calculation of adjusted operating income for the three and six months ended December 31, 2024 and 2023:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(in thousands)	2024	2023	2024	2023
Reported GAAP operating income	$11,654	$4,584	$17,701	$6,502
(Gain) on disposal of assets held for sale	(4,991)	—	(4,991)	—
Adjusted operating income	$6,663	4,584	$12,710	$6,502

GAAP operating margin	10.7%	4.6%	8.3%	3.3%
Adjusted operating margin	6.1%	4.6%	6.0%	3.3%

Reconciliation of GAAP net income to adjusted net income:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted net income for the three and six months ended December 31, 2024 and 2023:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(in thousands)	2024	2023	2024	2023
Reported GAAP net income	$9,054	$3,051	$13,194	$3,803
(Gain) on disposal of assets held for sale	(4,991)	—	(4,991)	—
Tax impact of the above adjustments(1)	1,231	—	1,231	—
Adjusted net income	$5,294	$3,051	$9,434	$3,803

(1) Effective tax rate of 24.66% was used to calculate the three and six months ended December 31, 2024

Reconciliation of GAAP diluted earnings per share of common stock to adjusted diluted earnings per share of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP diluted earnings per share to the calculation of adjusted diluted earnings per share for the three and six months ended December 31, 2024 and 2023:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Reported GAAP diluted earnings per share	$1.62	$0.57	$2.38	$0.71
(Gain) on disposal of assets held for sale	(0.89)	—	(0.90)	—
Tax impact of the above adjustments(1)	0.22	—	0.22	—
Adjusted diluted earnings per share	$0.95	$0.57	$1.70	$0.71

Note: The table above may not foot due to rounding.

(1) Effective tax rate of 24.66% was used to calculate the three and six months ended December 31, 2024

INVESTOR CONTACT:

Michael Ressler, Flexsteel Industries, Inc.
563-585-8116
investors@flexsteel.com